UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 8, 2012

AEROGROW INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50888	46-0510685
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

6075 Longbow Dr. Suite 200, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (303) 444-7755

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 8, 2012, AeroGrow International, Inc. (“AeroGrow” or the “Company”) announced that it will temporarily reduce the exercise price on all outstanding warrants to purchase its common stock (the “Warrants”) to $0.01 per common share, between May 10, 2012 and May 31, 2012 (the “Temporary Exercise Period”).  By reducing the exercise prices, the Company hopes to raise new equity capital to support its operating and growth requirements in a timely and cost effective manner.

Shares of the Company’s common stock issued upon exercise of the Warrants (“Warrant Shares”) during the Temporary Exercise Period will be issued without registration under the Securities Act of 1933, as amended, (“Securities Act”) in reliance upon an exemption from the registration requirements of the Securities Act.  Those shares will be restricted securities within the meaning of Rule 144 under the Securities Act and may not be resold unless subsequently registered under the Securities Act or in reliance upon an exemption from the registration requirements of the Securities Act, including Rule 144.  The holding period for shares acquired pursuant to exercise of the warrants will begin upon such exercise. The Company has no obligation and has made no commitment to register under the Securities Act the resale of Warrant Shares.

The Company currently has 414.1 million shares issued and outstanding, and 162.5 million Warrants that will participate in the temporary exercise price reset.  For any Warrants that are not exercised by May 31, 2012, the exercise prices will revert to their current levels, which range from $0.07 to $8.25 per share.  In addition, the Company has agreed to issue up to an additional 134.6 million Warrants to holders who acquired their Warrants with the Company’s 8% Subordinated Secured Convertible Promissory Notes (the “Notes”) and who exercise their existing Warrants during the Temporary Exercise Period (the “Additional Warrants”).  These Additional Warrants, if issued, would also have an exercise price of $0.01 per share, and would expire on May 31, 2012.

The Company intends to allow Warrant holders who are also holders of its Series 2011CC 17% Secured Promissory Notes due October 1, 2012 (the “Series 2011CC Notes”), the option to fund the exercise cost of some or all of their Warrants (including Additional Warrants) by converting their Series 2011CC Notes into common stock.  As of May 7, 2012, the amount of Series 2011CC Notes (including accrued interest) held by Warrant holders that could be applied against the exercise cost of the Warrants is $551,276.  If this amount of Series 2011CC Notes were to be fully utilized, it would fund the exercise of 55,127,558 Warrants.  Officers and directors of the Company and their families and affiliates hold $138,086 of Series 2011CC Notes that could be applied against the exercise cost of 13,808,647 Warrants.

In total, members of the Company’s management and Board of Directors, along with their families and affiliates, hold 38,479,203 Warrants and are eligible to receive up to 13,518,801 Additional Warrants if they exercise their existing Warrants during the Temporary Exercise Period.

The Company has retained a registered broker-dealer to assist in soliciting Warrant holders to exercise their Warrants during the Temporary Exercise Period.  The Company will pay a solicitation fee up to 5% of the cash exercise proceeds received from the exercise of Warrants, and up to 2.5% of the cash exercise proceeds received from the exercise of Additional Warrants by the original holders of Warrants issued with the Notes.  No fee will be payable on Warrant exercise proceeds received from officers and directors of the Company, Company-referred investors, or from Warrant holders who were not investors in the Notes or the Company’s Secured Convertible Promissory Notes issued in October and November 2010.

At this time, the Company cannot predict the number of Warrants and Additional Warrants that may be exercised during the Temporary Exercise Period.  No Warrant holder has made any commitment to exercise any Warrants.

On May 8, 2012, the Company issued a press release regarding the temporary warrant exercise price reset.  A copy of that press release is attached as Exhibit 99.1 hereto.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed with this Form 8-K:

Exhibit No.	Description
99.1	Press release issued by AeroGrow International, Inc. on May 8, 2012.

The information contained in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed incorporated by reference in any filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934 or the Securities Act of 1933, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

Portions of this report may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AeroGrow International, Inc.

By:	/s/ H. MacGregor Clarke
H. MacGregor Clarke
Chief Financial Officer and Treasurer

DATED:  May 8, 2012